Exhibit 99.3

Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces Expiration of Tender Offer for

Any and All of its Outstanding 4.10% Guaranteed Notes due 2024

With Approximately $221.6 Million Having Been Tendered

PHILADELPHIA, PA, April 22, 2024 — Brandywine Realty Trust (the “Company”) (NYSE:BDN) announced today the expiration of the previously announced cash tender offer (the “Tender Offer”) by its operating partnership, Brandywine Operating Partnership, LP (the “Operating Partnership”), for any and all of its outstanding 4.10% Guaranteed Notes due October 1, 2024 (the “Notes”). The Tender Offer expired at 5:00 p.m., New York City time, on Friday, April 19, 2024 (the “Expiration Date”). As of the expiration of the Tender Offer, $221,601,000 or 66.13% of the $335,100,000 aggregate principal amount of the Notes had been validly tendered and not withdrawn in the Tender Offer (excluding $75,000 in aggregate principal amount of the Notes submitted pursuant to the guaranteed delivery procedures described in the Operating Partnership’s Offer to Purchase, dated April 15, 2024 (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery (together with the Offer to Purchase, the “Offer Documents”). The Operating Partnership accepted for purchase all of the Notes validly tendered and delivered (and not validly withdrawn) in the Tender Offer at or prior to the Expiration Date. Payment for the Notes purchased pursuant to the Tender Offer is intended to be made on April 23, 2024 (the “Settlement Date”).

Certain information regarding the Notes is set forth in the table below.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Accepted for Purchase(1)	Percentage of Aggregate Principal Amount Outstanding(1)
4.10% Guaranteed Notes due October 1, 2024	105340 AN3	$335,100,000	$221,601,000	66.13%

(1)	Not including any amount of Notes submitted pursuant to the guaranteed delivery procedures described in the Offer Documents.

The consideration to be paid under the Tender Offer will be $994.48 per $1,000 principal amount of Notes (the “Purchase Price”), plus accrued and unpaid interest to, but not including, the Settlement Date. The total Tender Offer consideration of $220,932,996.21 including the Purchase Price and accrued and unpaid interest (excluding consideration and accrued and unpaid interest for the Notes delivered pursuant to the Notice of Guaranteed Delivery) will be funded with net proceeds the Company received from the sale of $400,000,000 aggregate principal amount of its 8.875% Guaranteed Notes due 2029.

The Notes validly tendered by the Notice of Guaranteed Delivery and accepted for purchase are expected to be purchased on the second business day after the Settlement Date, but payment of accrued interest on such Notes will only be made to, but not including, the Settlement Date.

It is expected that the Operating Partnership will retire approximately 66.13% of the aggregate principal amount outstanding of the Notes pursuant to the Tender Offer (excluding Notes delivered pursuant to the Notice of Guaranteed Delivery).

The Tender Offer was made pursuant to the Offer to Purchase, the related Letter of Transmittal and Notice of Guaranteed Delivery. BofA Securities and Citigroup acted as Dealer Managers for the Tender Offer. This press release is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offer.

2929 Arch Street, Suite 1800, Philadelphia, PA 19104	Phone: (610) 325-5600 • Fax: (610) 325-5622

The Operating Partnership intends to redeem all of the Notes that have not been tendered in the Tender Offer and the expected redemption date will be June 7, 2024.

About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in the Philadelphia and Austin markets. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 156 properties and 22.3 million square feet as of March 31, 2024, which excludes assets held for sale. Our purpose is to shape, connect and inspire the world around us through our expertise, the relationships we foster, the communities in which we live and work, and the history we build together.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “1995 Act”) provides a “safe harbor” for forward-looking statements. This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe-harbor provisions of the 1995 Act. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “will,” “strategy,” “expects,” “seeks,” “believes,” “potential,” or other similar words. Because such statements involve known and unknown risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and not within our control. Factors that might cause actual results to differ materially from our expectations are set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023. Accordingly, we caution readers not to place undue reliance on forward-looking statements. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.